Exhibit 10.1
Agreement and Plan of Merger
Between
NorthStar Real Estate Income Trust, Inc.
and
NorthStar Income Opportunity REIT I, Inc.
September 8, 2010

i

ARTICLE VIII—MISCELLANEOUS	17

Section 8.1 Press Releases and Public Announcements	17
Section 8.2 No Third-Party Beneficiaries	17
Section 8.3 Entire Agreement	17
Section 8.4 Succession and Assignment	17
Section 8.5 Counterparts	17
Section 8.6 Headings	17
Section 8.7 Notices	17
Section 8.8 Governing Law	18
Section 8.9 Amendments and Waivers	18
Section 8.10 Severability	18
Section 8.11 Expenses	18
Section 8.12 Construction	18
Section 8.13 Incorporation of Exhibits and Schedules	19

Exhibit A—Articles of Merger
Exhibit B—Certificate Articles of Merger
Exhibit C—Form of Opinion of Counsel to NIOR
Exhibit D—First Amendment to the Articles of Amendment and Restatement of NorthStar Income Opportunity REIT I, Inc.
Exhibit E—Election Form
Annex I—List of NIOR Stockholders
Disclosure Schedules

ii

AGREEMENT AND PLAN OF MERGER
     This Merger Agreement (this “Agreement”) is entered into as of September 8, 2010 by and between NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“NS REIT”), and NorthStar Income Opportunity REIT I, Inc., a Maryland corporation (“NIOR”). NS REIT and NIOR are referred to collectively herein as the “Parties.”
BACKGROUND
     WHEREAS, the Parties desire to enter into a merger on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, the Parties intend that the merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
     WHEREAS, the respective boards of directors of each of NIOR and NS REIT have determined that the transactions contemplated hereby are in the best interests of the Parties and their respective stockholders, and have approved this Agreement and declared advisable the Merger (as defined below), substantially upon the terms and conditions set forth in this Agreement.
ARTICLE I—DEFINITIONS
     “Accredited Investor” has the meaning provided for under Rule 501 of the Securities Act of 1933, as amended.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Agreement” has the meaning set forth in the preamble.
     “Applicable Law” means, with respect to any Person, such Person’s articles or certificate of incorporation, formation documents, bylaws, operating agreements, trust agreements, or other governing or constitutive documents, if any, and any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, and orders of any federal, state, local or foreign government and any other governmental department or agency in effect on the date of this Agreement or on the Closing Date or any court order to which, in each case, such Person or any of such Person’s properties, operations, business or assets is bound or subject. Applicable Law includes environmental laws, occupational safety and health regulations, health codes and laws with respect to insurance, energy, public utilities, employment practices, employment documentation, terms and conditions of employment and wages and hours and state and local zoning and building laws.
     “Articles of Merger” has the meaning set forth in Section 2.3 below.
     “Cash Consideration” has the meaning set forth in Section 2.5 below.
     “Cash Election” has the meaning set forth in Section 2.5 below.
     “Cash Election Shares” has the meaning set forth in Section 2.5 below.
     “Certificate of Merger” has the meaning set forth in Section 2.3 below.
     “Closing” has the meaning set forth in Section 2.2 below.

     “Closing Date” has the meaning set forth in Section 2.2 below.
     “Confidential Information” means any information concerning the business and affairs of NIOR and its Subsidiaries that is not already generally available to the public.
     “Constituent Documents” means the applicable articles of incorporation, articles of amendment and restatement, certificate of incorporation, articles of organization, certificate of formation, certificate of limited partnership or other formation document of any Person, its bylaws, operating agreement, partnership agreement or other governance documents, as applicable.
     “Conversion Ratio” has the meaning set forth in Section 2.5 below.
     “Definitive NIOR Proxy Materials” means the definitive proxy materials relating to the Special NIOR Meeting.
     “Delaware Partnership Act” shall mean the Revised Uniform Limited Partnership Act of Title 6 of the Delaware Uniform Commercial Code.
     “Delaware Secretary of State” shall mean the Secretary of State of the State of Delaware.
     “Disclosure Schedule” has the meaning set forth in Article III below.
     “Effective Time” has the meaning set forth in Section 2.4 below.
     “Election Form” has the meaning set forth in Section 2.6 below.
     “Election Form Record Date” has the meaning set forth in Section 2.6 below.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any government or governmental or regulatory body thereof (whether federal, state, foreign, provincial, county, city, municipal or otherwise).
     “IRS” means the Internal Revenue Service.
     “Knowledge” means actual knowledge after reasonable investigation.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), written notice by any Person alleging potential liability or requesting information.

     “Mailing Date” has the meaning set forth in Section 2.6 below.
     “Maryland General Corporation Law” means the Maryland General Corporation Law of the State of Maryland, as amended from time to time.
     “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
     “Material Adverse Effect” or “Material Adverse Change” means, as the context requires, any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of any Party or its Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.
     “Merger” has the meaning set forth in Section 2.1 below.
     “Merger Consideration” has the meaning set forth in Section 2.5 below.
     “Mixed Election” has the meaning set forth in Section 2.5 below.
     “NIOR” has the meaning set forth in the preface above.
     “NIOR Ancillary Agreements” means the (a) Amended and Restated Dealer Manager Agreement between NIOR and NRF Capital Markets, LLC, (b) each of the Participating Dealer Agreements between Welton Street Investments LLC and the signatories thereto, (c) the Advisory Agreement among NIOR, NorthStar Real Estate Income Trust Operating Partnership, LP, NS Real Estate Income Trust Advisor, LLC and NorthStar Realty Finance Corp. and (d) the Distribution Support Agreement among NIOR, NS Real Estate Income Trust Advisor, LLC and NorthStar Realty Finance Corp.
     “NIOR Charter Amendment” means the First Amendment in the form attached hereto as Exhibit D to the NorthStar Income Opportunity REIT I, Inc. Articles of Amendment and Restatement filed with SDAT on August 18, 2009.
     “NIOR OP” means NorthStar Income Opportunity REIT Operating Partnership I, LP, a Delaware limited partnership.
     “NIOR Merger” shall have the meaning set forth in Section 2.1 below.
     “NIOR Preferred Shares” means any share of the preferred stock, $0.01 par value per share, of NIOR.
     “NIOR OP Merger” shall have the meaning set forth in Section 2.1 below.
     “NIOR Share” means any share of the common stock, $0.01 par value per share, of NIOR.
     “NIOR Stockholder” means any Person who or that holds any NIOR Shares.
     “Non-Accredited NIOR Stockholder” means a NIOR Stockholder that fails to represent, pursuant to and as of the date of such NIOR Stockholder’s completion of the Election Form, that such NIOR Stockholder meets the definition of Accredited Investor in such Election Form or such NIOR Stockholders whose status cannot reasonably be confirmed by NS REIT to be an Accredited Investor.
     “NS REIT” has the meaning set forth in the preface above.

     “NS REIT OP” means NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership.
     “NS REIT Preferred Share” means any validly issued, fully paid and non-assessable share of the preferred stock, $0.01 par value per share, of NS REIT.
     “NS REIT Public Offering” means the offering of NIOR Shares pursuant to the Registration Statement on Form S-11 (File No. 333-157688) filed with the SEC under the Securities Act for its initial public offering of up to $1,100,000,000 in NIOR Shares.
     “NS REIT SEC Documents” has the meaning set forth in Section 4.8.
     “NS REIT Share” means any share of the common stock, $0.01 par value per share, of NS REIT.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Prospectus” means the final prospectus relating to the registration of NS REIT Shares under the Securities Act.
     “Proxy Solicitation” means the NIOR disclosure document combining the NIOR Transmittal Letter, NIOR Information Statement with respect to the Merger, the NS REIT Prospectus, the Definitive NIOR Proxy Materials and the Election Form.
     “Remaining Cash Consideration” shall mean $10,000,000 less any and all cash amounts paid as Merger Consideration to Non-Accredited NIOR Stockholders plus any cash payable to NIOR Stockholders in lieu of fractional shares pursuant to Section 2.6(e).
     “Requisite NIOR Stockholder Approval” means the affirmative vote of the holders of NIOR Shares entitled to cast a majority of all votes entitled to be cast in favor of the NIOR Charter Amendment, this Agreement and the Merger.
     “Requisite NS REIT Stockholder Approval” means the affirmative vote of the holders of NS REIT Shares entitled to cast a majority of all votes entitled to be cast in favor of this Agreement and the Merger.
     “SDAT” has the meaning set forth in Section 2.3 below.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Special NIOR Meeting” has the meaning set forth in Section 5.3(a) below.
     “Stock Consideration” has the meaning set forth in Section 2.5(a) below.

     “Stock Election” has the meaning set forth in Section 2.5 below.
     “Stockholder Representative” has the meaning set forth in Section 2.6 below.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Surviving Corporation” has the meaning set forth in Section 2.1 below.
ARTICLE II—THE MERGER; CLOSING
     Section 2.1 The Merger. On and subject to the terms and conditions of this Agreement, NIOR will merge with and into NS REIT (the “NIOR Merger”) at the Effective Time and in accordance with Title 3 of the Maryland General Corporation Law, and NIOR OP will merge with and into NS REIT OP (the “NIOR OP Merger”) at the Effective Time and in accordance with Section 17-211 of the Delaware Limited Partnership Act (the NIOR Merger and the NIOR OP Merger are collectively referred to as the “Merger”). NS REIT shall be the corporation surviving the NIOR Merger (the “Surviving Corporation”), and NS REIT OP shall be the limited partnership surviving the NIOR OP Merger, and the separate existence of each of NIOR and NIOR OP shall cease. The existence of NS REIT and NS REIT OP shall each continue unaffected and impaired by the Merger.
     Section 2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Alston & Bird LLP, at 90 Park Avenue, New York City, New York 10016, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).
     Section 2.3 Actions at the Closing. At the Closing, (i) NIOR will deliver to NS REIT the various certificates, instruments, and documents referred to in Section 6.2 below, (ii) NS REIT will deliver to NIOR the various certificates, instruments, and documents referred to in Section 6.3 below, (iii) NS REIT and NIOR will file with the State Department of Assessments and Taxation (“SDAT”) of the State of Maryland the Articles of Merger evidencing the merger of NIOR with and into NS REIT pursuant to the provisions of Title 3, Subtitle 1 of the Maryland General Corporation Law, in the form attached hereto as Exhibit A (the “Articles of Merger”) and NIOR OP and NS REIT OP will file with the Delaware Secretary of State the Certificate of Merger evidencing the merger of NIOR OP with and into NS REIT OP pursuant to the provisions of Section 17-211 of the Delaware Limited Partnership Act, in the form attached as Exhibit B (the “Certificate of Merger”).

     Section 2.4 Effect of Merger.
     (a) General. The Merger shall become effective at the time (the “Effective Time”) NS REIT and NIOR file the Articles of Merger with SDAT and the Certificate of Merger with the Delaware Secretary of State, or at such time (which shall be the same time and date) as set forth in the Articles of Merger and the Certificate of Merger. The NIOR Merger shall have the effect set forth in the Maryland General Corporation Law, and the NIOR OP Merger shall have the effect set forth in the Delaware Limited Partnership Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either NS REIT or NIOR in order to carry out and effectuate the transactions contemplated by this Agreement.
     (b) Articles of Amendment and Restatement. The charter of NS REIT as in effect at and as of the Effective Time will remain the charter of Surviving Corporation without any modification or amendment in the Merger.
     (c) Bylaws. The bylaws of NS REIT as in effect at and as of the Effective Time will remain the bylaws of Surviving Corporation without any modification or amendment in the Merger.
     (d) Directors and Officers. The directors and officers of NS REIT in office at and as of the Effective Time will remain the directors and officers of Surviving Corporation (retaining their respective positions and terms of office).
     Section 2.5 Conversion of Shares. At the Effective Time and by virtue of the Merger:
     (a) Subject to the provisions of this Section 2.5, and as subject to adjustment as provided in Section 2.6(d) below, each NIOR Share issued and outstanding immediately prior to the Effective Time will be converted into and constitute, in accordance with the terms hereof, the following consideration (as so elected and adjusted, the “Merger Consideration”):
     (i) for each NIOR Share with respect to which an election to receive cash pursuant to Section 2.6 has been effectively made and not revoked (a “Cash Election”), the right to receive cash, without interest, in an amount equal to $9.22 (the “Cash Consideration”); or
     (ii) for each NIOR Share with respect to which an election to receive NS REIT Shares pursuant to Section 2.6 has been effectively made and not revoked (a “Stock Election”), and conditioned upon each so electing NIOR Stockholder making certain representations and warranties with respect to their status as Accredited Investors in the Election Form, 1.02444444 NS REIT Shares for every one NIOR Share (such ratio of NS REIT Shares to one NIOR Share is referred to herein as the “Conversion Ratio,” as such Conversion Ratio may be further equitably adjusted in the event of any stock split, stock dividend, reverse stock split, or other change in the number of NIOR Shares outstanding between the date of this Agreement and the Closing Date) (the “Stock Consideration”).
     (b) With respect to those NIOR Stockholders owning multiple shares and which a Stock Election has been made to receive the Stock Consideration for a certain number of such NIOR Stockholder’s NIOR Shares and a Cash Election has been made for all other of such NIOR Stockholder’s NIOR Shares (a “Mixed Election”): (A) the Conversion Ratio multiplied by the number of NIOR Shares in respect of which a Stock Election is made to receive Stock

Consideration and (B) cash, without interest, in an amount equal to $9.22 per NIOR Share for all remaining NIOR Shares of such electing NIOR Stockholder.
     (c) No Non-Accredited NIOR Stockholder and no holder of Non-Election Shares (as defined below) shall be eligible to receive the Stock Consideration, and All Non-Accredited NIOR Stockholders and holders of Non-Election Shares shall be required instead to receive only the Cash Consideration in respect of the NIOR Shares held by them.
     (d) Each NS REIT Share issued and outstanding at and as of the Effective Time will remain issued and outstanding and unaffected by the Merger.
     Section 2.6 Election Procedure.
     (a) Choice of Election. NIOR Stockholders shall make the Cash Election, Stock Election or Mixed Election (in all cases without interest) in exchange for their NIOR Shares in accordance with the procedures set forth in this Section 2.6. NIOR Shares as to which a Cash Election (including those NIOR Shares to which Cash Consideration is elected to be received pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” NIOR Shares as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of NIOR as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”
     (b) Election Form. An election form and other appropriate and customary transmittal materials, in such form as NIOR and NS REIT shall mutually agree, in substantially the form attached as Exhibit E (“Election Form”), shall be mailed on such date as NIOR and NS REIT shall mutually agree, provided such other date is not less than ten nor more than 90 days prior to the scheduled Special NIOR Meeting (the “Mailing Date”) to each NIOR Stockholder of record as of September 8, 2010 (the “Election Form Record Date”). Each Election Form shall permit such NIOR Stockholder, subject to the allocation and election procedures set forth in this Section 2.6, (i) to elect to receive the Cash Consideration for all of such NIOR Shares held by such electing NIOR Stockholder, in accordance with Section 2.5(a)(i), (ii) to elect to receive the Stock Consideration for all of such NIOR Shares held by such electing NIOR Stockholder, in accordance with Section 2.5(a)(ii), or (iii) to elect to receive both the Stock Consideration and Cash Consideration pursuant to a Mixed Election, and shall direct that the completed Election Forms be submitted to NIOR on or before the date specified therein. A NIOR Stockholder of record who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the NIOR Shares held by such Stockholder Representative for a particular beneficial owner. Any NIOR Shares with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission of an effective, properly completed Election Form shall be deemed Non-Election Shares.
     (c) Effectiveness; Election Deadline. Upon receipt of completed Election Forms from the NIOR Stockholders, NIOR will promptly, and in any event on or before 5:00 p.m., New York City time, on October 5, 2010 (or such other time and date as NS REIT and NIOR may mutually agree) (the “Election Deadline”) submit the same (or true and correct copies thereof) to NS REIT; provided, however, that the Election Deadline may not occur on or after the Closing Date. NIOR shall provide to NS REIT all information reasonably requested by NS REIT subsequent to the submission by NIOR of the Election Forms for NS REIT to perform as specified herein. Unless otherwise agreed to by NS REIT, an election shall have been properly made only if NS REIT shall have actually received a properly completed Election Form by the

Election Deadline. An Election Form shall be deemed properly completed only if completed with respect to all NIOR Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a NIOR Stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the NIOR shares held by such NIOR Stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to NS REIT by written notice to NS REIT only if such notice of revocation or change is actually received by NS REIT at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, NS REIT shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if NS REIT or NIOR, upon exercise by either of its respective or their mutual rights to terminate this Agreement to the extent provided under Article VIII, that this Agreement has been terminated in accordance with Article VIII.
     (d) Proration of Cash Consideration. If the aggregate Cash Consideration elected to be received by NIOR Stockholders or designated to be paid (with respect to Non-Accredited NIOR Stockholders or with respect to Non-Election Shares) pursuant to timely received Election Forms plus cash to be issued pursuant to Section 2.6(e) is equal to or exceeds in the aggregate $10,000,000, then, except with respect to the Cash Consideration to be paid (x) to Non-Accredited NIOR Stockholders or (ii) in respect of Non-Election Shares plus (z) any cash payable to NIOR Stockholders in lieu of fractional shares pursuant to Section 2.6(e) (which in the case of (x), (y) and (z), will not be reduced), the Cash Consideration payable to all other NIOR Stockholders (or in respect of all other NIOR Shares) shall be reduced to an amount equal to each such electing NIOR Stockholder’s pro rata ownership of NIOR, multiplied by the Remaining Cash Consideration, with the remaining Merger Consideration to be paid to such electing NIOR Stockholders in the form of Stock Consideration. From and after the Mailing Date, NS REIT and NIOR agree to use reasonable efforts to determine and confirm the Accredited Investor status of each NIOR Stockholder based on Election Forms properly received and information which shall be a reasonable basis upon which to confirm the Accredited Investor status of a NIOR Stockholder and to determine the Merger Consideration payable to each NIOR Stockholder; provided, however, that NS REIT shall be responsible for the ultimate determination and confirmation of Accredited Investor status of each NIOR Stockholder based on Election Forms properly submitted and other information available to it. NS REIT reserves the right to make any reasonable determinations in connection with the confirmation of Accredited Investor status of NIOR Stockholders based on facts and circumstances and information made available to it from and after the Mailing Date until the Closing. Promptly after the Election Deadline, NS REIT shall provide NIOR with a list of each NIOR Stockholder and the Merger Consideration to be received at Closing, along with the calculation of the Merger Consideration for each NIOR Stockholder and the methodology used thereby.
     (e) Fractional Shares. Notwithstanding any other provision hereof, no fractional NS REIT Shares and no scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, NS REIT will pay to each NIOR Stockholder who would otherwise be entitled to a fractional NS REIT Share an amount in cash (without interest) determined by multiplying such fraction of NS REIT Share by $9.22.
     Section 2.7 Rights of Objecting Stockholders. Pursuant to Section 7.6 of the second articles of amendment and restatement of the articles of incorporation of NIOR, NIOR Stockholders shall not be entitled to exercise any rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law in connection with either approval of the Merger and the Merger Agreement and the transactions contemplated thereby, or approval of the Charter Amendment.
ARTICLE III—NIOR REPRESENTATIONS AND WARRANTIES
     Except as otherwise disclosed to NS REIT in the disclosure schedule accompanying this Agreement, or as otherwise known to NS REIT, NIOR represents and warrants to NS REIT as of the date hereof (except for those representations and warranties made as of a specific date or time) as follows:
     Section 3.1 Organization, Qualification, and Corporate Power. Each of NIOR and its Subsidiaries is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of NIOR and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect. Each of NIOR and its Subsidiaries has requisite corporate, limited liability company or partnership power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     Section 3.2 Capitalization. The entire authorized capital stock of NIOR consists of 100,000,000 NIOR Shares and 50,000,000 NIOR Preferred Shares. All of the issued and outstanding NIOR Shares and NIOR Preferred Shares owned by the NIOR Stockholders are as set forth on Annex I. All of the issued and outstanding NIOR Shares have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NIOR to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NIOR.
     Section 3.3 Authorization of Transaction. NIOR has the requisite power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and has taken all action necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby; provided, however, that NIOR cannot consummate the NIOR Merger unless and until it receives the Requisite NIOR Stockholder Approval and the NIOR Charter Amendment has been filed with SDAT and is effective. This Agreement constitutes a legal, valid and binding obligation of NIOR, enforceable against NIOR in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, involuntary reorganization, moratorium or other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.
     Section 3.4 Consents and Approvals; No Violations. Except for the filing and recordation of the NIOR Charter Amendment and the Articles of Merger as required by the Maryland General Corporation Law and the filing or recordation of the Certificate of Merger as required by the Delaware Limited Partnership Act, and except where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not (i) prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or (ii) otherwise prevent NIOR from performing its obligations under this Agreement, or (iii) in the aggregate have or be reasonably likely to result in a Material Adverse Effect, or (iv) have a Material Adverse Effect on the ability of the Surviving Corporation, immediately following the Effective Time, to conduct the business of NIOR as presently conducted, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by NIOR and the consummation by NIOR of the transactions contemplated hereby. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities laws, or the filing and recordation of the NIOR Charter Amendment and the Articles of Merger as required by the Maryland General Corporation Law , and the filing or recordation of the Certificate of Merger as required by the Delaware Limited Partnership Act, no consent or approval of any other Person is required to be obtained by NIOR or its Subsidiaries for the execution, delivery or performance of this Agreement or the performance by NIOR of the transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement by NIOR, nor the consummation by NIOR of the transactions contemplated hereby, nor compliance by NIOR with any of the provisions hereof, after giving effect to the Charter Amendment, will conflict with or result in any breach of any provisions of NIOR’s Constituent Documents or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any material agreement to which NIOR is a party.
     Section 3.5 Undisclosed Liabilities. As of the Closing Date, NIOR will not have any liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, except: (a) as set forth in Schedule 3.5 of the Disclosure Schedules; and (b) for obligations of future performance under material agreements to which NIOR is a party and under other agreements or arrangements entered into or existing in the Ordinary Course of Business in accordance with this Agreement which are not required to be listed in the Disclosure Schedules.
     Section 3.6 Compliance with Applicable Laws. Each of NIOR and its Subsidiaries is in compliance with all Applicable Laws, except where such failure to comply would not individually or in the aggregate result in a Material Adverse Effect.
     Section 3.7 Litigation. There is no Litigation pending or, to the Knowledge of NIOR, threatened against NIOR or any NIOR Subsidiary, or before or by any Governmental Entity. Neither NIOR nor any NIOR Subsidiary is in default under any Court Order affecting NIOR or any NIOR Subsidiary, its business or any of its Assets.
     Section 3.8 Brokers’ Fees. Neither NIOR nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF NS REIT
     Except as otherwise disclosed to NIOR in the Disclosure Schedules accompanying this Agreement, NS REIT represents and warrants to NIOR as of the date hereof (except for those representations and warranties made as of a specific date or time) as follows:
     Section 4.1 Organization, Qualification and Corporate Power. Each of NS REIT and its Subsidiaries is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of NS REIT and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect. Each of NS REIT and its Subsidiaries has requisite corporate, limited liability company or partnership power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     Section 4.2 Capitalization. The entire authorized capital stock of NS REIT consists of 400,000,000 NS REIT Shares and 50,000,000 NS REIT Preferred Shares, of which 24,039 NS REIT Shares and no NS REIT Preferred Shares are issued and outstanding. All of the issued and outstanding NIOR Shares have been duly authorized and are validly issued, fully paid, and non-assessable. Except with respect to the NS REIT Public Offering, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NS REIT to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NS REIT. All of the NS REIT Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and non-assessable.
     Section 4.3 Authorization of Transaction. NS REIT has the requisite power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and has taken all action necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby; provided, however, that NS REIT cannot consummate the Merger unless and until it receives the Requisite NS REIT Stockholder Approval. This Agreement constitutes a legal, valid and binding obligation of NS REIT, enforceable against NS REIT in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, involuntary reorganization, moratorium or other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.
     Section 4.4 Consents and Approvals; No Violations. Except for the filing and recordation of the Articles of Merger as required by the Maryland General Corporation Law and the filing or recordation of the Certificate of Merger as required by the Delaware Limited Partnership Act, and except where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not (i) prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or (ii) otherwise prevent NS REIT from performing its obligations under this Agreement, or (iii) in the aggregate have or be reasonably likely to result in a Material Adverse Effect, or (iv) have a Material Adverse Effect on the ability of the Surviving Corporation, immediately following the Effective Time, to conduct the business of each of NIOR and NS REIT as presently conducted, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by NS REIT and the consummation by NS REIT of the transactions contemplated hereby. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities laws, or the filing and recordation of the Articles of Merger as required by the Maryland General Corporation Law and the filing or recordation of the Certificate of Merger as required by the Delaware Limited Partnership Act, no consent or approval of any other Person is required to be obtained by NS REIT or its Subsidiaries for the execution, delivery or performance of this Agreement or the performance by NS REIT of the transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement by NS REIT, nor the consummation by NS REIT of the transactions contemplated hereby, nor compliance by NS REIT with any of the provisions hereof, will conflict with or result in any breach of any provisions of NS REIT’s Constituent Documents or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any material NS REIT agreement.
     Section 4.5 Brokers’ Fees. NS REIT does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which NIOR or any of its Subsidiaries could become liable or obligated.
     Section 4.6 Undisclosed Liabilities. As of the Closing Date, NS REIT will not have any liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, except for obligations of future performance under material agreements to which NS REIT is a party and other obligations entered into in the Ordinary Course of Business .
     Section 4.7 REIT Qualification. To the Knowledge of NS REIT, there exist no facts or circumstances, whether existing or anticipated (and including without limitation the consummation of the Merger) which would preclude NS REIT from qualifying as a real estate investment trust under the

Internal Revenue Code of 1986, as amended, for the fiscal year ended December 31, 2010, and NS REIT intends to be so qualified and will take all steps reasonably necessary to do so.
     Section 4.8 SEC Filings; Financial Statements. NS REIT has filed with the SEC and has heretofore made available to NIOR true and complete copies of, all forms, reports, schedules, statements, exhibits and other documents required to be filed by it and its subsidiaries on or since July 19, 2010 under the Securities Act and the Exchange Act (collectively, the “NS REIT SEC Documents”), and will promptly make available to NIOR all such forms, reports, schedules, statements, exhibits and other documents as are filed prior to the Closing. As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, NS REIT SEC Documents complied, and any forms, reports, schedules, statements, exhibits and other documents NS REIT may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. The financial statements of NS REIT and its subsidiaries, including all related notes and schedules, contained in NS REIT SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis, if applicable) (a) the financial position of NS REIT, as of the dates thereof, and (b) its results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since July 19, 2010, and except with respect to the Merger and the transactions contemplated thereby, there has not been any material change, or any application or request for any material change, by NS REIT or any of its subsidiaries, in accounting principles, methods or policies for financial accounting or tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). To the extent required, NS REIT has complied in all material respects with the provisions of the Sarbanes — Oxley Act of 2002 to the extent it has been applicable to NS REIT historically.
ARTICLE V—COVENANTS
     The Parties (including one or more or both as the context below suggests) agree as follows with respect to the period from and after the execution of this Agreement:
     Section 5.1 General. Each of the Parties will use its reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VI below).
     Section 5.2 Notices and Consents. Each of NIOR and NS REIT will give any notices (and will cause each of their respective Subsidiaries to give any notices) to third parties, and will use its reasonable efforts to obtain (and will cause each of their respective Subsidiaries to use their respective reasonable efforts to obtain) any third-party consents referred to in Section 3.4 and Section 4.4 above.
     Section 5.3 Regulatory Matters and Approvals. Each of the Parties will (and NIOR will cause each of their respective Subsidiaries to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and Governmental Entities in connection with the matters referred to in Section 3.4 and Section 4.6 above. Without limiting the generality of the foregoing:

     (a) Maryland General Corporation Law. NIOR will call a special meeting of the NIOR Stockholders (the “Special NIOR Meeting”) to be held on October 8, 2010, subject to adjournment or otherwise as soon as reasonably practicable in order that the NIOR Stockholders may consider and vote upon the approval of the NIOR Charter Amendment and the NIOR Merger substantially upon the terms and conditions set forth in this Agreement, in accordance with the Maryland General Corporation Law. NIOR will mail the Proxy Solicitation to the NIOR Stockholders as soon as reasonably practicable after the date of this Agreement. The Proxy Solicitation will contain the affirmative recommendations of the NIOR board of directors in favor of the adoption of this Agreement and the approval of the NIOR Charter Amendment and the NIOR Merger. NS REIT will obtain the Requisite NS REIT Stockholder Approval of the NIOR Merger and the Merger Agreement.
     (b) Operation of Business. Each of NS REIT and NIOR will not (and will not cause or permit any of their respective Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:
     (i) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will authorize or effect any change in its Constituent Documents, except with respect to obtaining the Requisite NIOR Stockholder Approval in favor of the Charter Amendment;
     (ii) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);
     (iii) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business, provided that NIOR shall pay a cash dividend prior to the Merger in an amount reasonably expected to meet any applicable tax requirement related to the qualification of NIOR as a real estate investment trust, and to be at least sufficient to prevent the imposition of U.S. federal income tax on the undistributed income of NIOR;
     (iv) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;
     (v) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will impose any Lien upon any of its assets outside the Ordinary Course of Business;
     (vi) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;
     (vii) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and
     (viii) neither NIOR nor NS REIT, nor any of their respective Subsidiaries, will commit to any of the foregoing.

     (c) Full Access. Each of NIOR and NS REIT will (and will cause each of its Subsidiaries to) permit representatives of the other Party (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the other Party and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the other Party and each of its Subsidiaries. Each Party will treat and hold as such any Confidential Information it receives from the other Party or any of its Subsidiaries in the course of the reviews contemplated by this Section 5(c), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof that are in its possession.
     (d) State Corporate and Securities Filings. NS REIT will make all filings, notices and permits as may be required under, and under applicable requirements of, state securities laws with respect to the issuance of the Stock Consideration. Subject to the terms and conditions hereof, and as contemplated hereby, each of NIOR and NS REIT shall garner all necessary approvals (including limited partner approvals insofar as required) and file or cause to be filed the Certificate of Merger with the Delaware Secretary of State.
     (e) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Articles III and IV above. No disclosure by any Party pursuant to this Section 5(d), however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
ARTICLE VI—CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.1 Conditions to Each Party’s Obligation. The respective obligations of each party to effect, or cause to be effected, the Merger are subject to the satisfaction (or waiver in writing by NS REIT and NIOR) at or prior to the Effective Time of the following conditions:
     (a) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of transactions contemplated by this Agreement.
     (b) Each of NIOR and NS REIT shall have caused (or shall concurrently cause) NIOR OP to merge with and into NS REIT OP, with NS REIT OP being the surviving entity pursuant to the provisions of Section 17-211 of the Delaware Limited Partnership Act, and shall have filed (or concurrently file) the Certificate of Merger with the Delaware Secretary of State.
     Section 6.2 Conditions to NS REIT’s Obligation. The obligation of NS REIT to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (a) NIOR shall have received the Requisite NIOR Stockholder Approval;
     (b) the NIOR Charter Amendment shall have been duly filed with SDAT;
     (c) NIOR and its Subsidiaries shall have procured all of the third-party consents applicable to NIOR and its Subsidiaries specified in Section 5.2 above;
     (d) the representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;
     (e) NIOR shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case NIOR shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (f) No action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of NIOR, or (D) materially and adversely affect the right of any of the former Subsidiaries of NIOR to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
     (g) NIOR shall cause the NIOR Ancillary Agreement to be duly terminated (or terminate upon consummation of the Merger) pursuant to their respective terms.
     (h) NIOR shall have delivered to NS REIT a certificate to the effect that each of the conditions specified above in Sections 6.2(a)-(g) is satisfied in all respects;
     (i) The aggregate Cash Consideration payable upon consummation of the NIOR Merger in respect of all NIOR Shares held by Non-Accredited NIOR Stockholders, the Non-Election Shares and fractional shares shall not exceed $10,000,000 in value, as determined by reference to the Cash Consideration per NIOR Share described in Section 2.5(a)(i).
     (j) REIT shall have received from counsel to NIOR an opinion in form and substance substantially as set forth in Exhibit C attached hereto, addressed to NS REIT, and dated as of the Closing Date;
     (k) all actions to be taken by NIOR in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to NS REIT.
     Section 6.3 Conditions to NIOR’s Obligation. The obligation of NIOR to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (a) NS REIT shall have received the Requisite NS REIT Stockholder Approval;

     (b) NS REIT and its Subsidiaries shall have procured all of the third-party consents applicable to NS REIT and its Subsidiaries specified in Section 5.2 above;
     (c) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;
     (d) NS REIT shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case NS REIT shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (e) All actions to be taken by NS REIT in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to NIOR.
     (f) No action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of NIOR, or (D) materially and adversely affect the right of any of the former Subsidiaries of NIOR to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
ARTICLE VII—TERMINATION
     Section 7.1 Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after applicable stockholder approval) as provided below:
     (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;
     (b) NS REIT may terminate this Agreement by giving written notice to NIOR at any time prior to the Effective Time (i) in the event NIOR has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, NS REIT has notified NIOR of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) after the Special NIOR Meeting in the event that NIOR shall fail to receive the Requisite NIOR Stockholder Approval or (iii) if the Closing shall not have occurred on or before December 31, 2010, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from NS REIT breaching any representation, warranty, or covenant contained in this Agreement);
     (c) NIOR may terminate this Agreement by giving written notice to NS REIT at any time prior to the Effective Time (i) in the event NS REIT has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, NIOR has notified NS REIT of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) in the event NS REIT fails to obtain the Requisite NS REIT Stockholder Approval on or before the Special NIOR Meeting or (iii) if the Closing shall not have occurred on or before December 31, 2010, by reason of the failure of any condition precedent under Section 6.3 hereof (unless the failure results primarily from NIOR breaching any representation, warranty, or covenant contained in this Agreement);
     Section 7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Article V above shall survive any such termination.
ARTICLE VIII—MISCELLANEOUS
     Section 8.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).
     Section 8.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article II above concerning issuance of the NS REIT Shares are intended for the benefit of NIOR Stockholders.
     Section 8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     Section 8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
     Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     Section 8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to NIOR:	Copy to:
NorthStar Income Opportunity REIT I, Inc.	Ballard Spahr LLP
399 Park Avenue	300 East Lombard Street
18th Floor	18th Floor
New York, New York 10022	Baltimore, Maryland 21202
Attention: Douglas Fox

If to NS REIT:	Copy to:
NorthStar Real Estate Income Trust, Inc.	Alston & Bird LLP
399 Park Avenue	1201 West Peachtree Street
18th Floor	Atlanta, Georgia 30309
New York, New York 10022	Attention: Rosemarie Thurston
     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.
     Section 8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to applicable stockholder approval will be subject to the restrictions contained in the Maryland General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     Section 8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 8.11 Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     Section 8.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.
     Section 8.13 Incorporation of Exhibits and Schedules. The Exhibits, Annexes and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
* * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Merger Agreement as of the date first above written.

NIOR: NorthStar Income Opportunity REIT I, Inc.
By:	/s/ David Hamamoto
	Name:	David Hamamoto
	Title:	Chairman and Chief Executive Officer

NS REIT: NorthStar Real Estate Income Trust, Inc.
By:	/s/ Andrew Richardson
	Name:	Andrew Richardson
	Title:	President, Chief Financial Officer and Treasurer

Schedule 3.05
Undisclosed Liabilities
The face value of the GECMC 2005-C4 A4 bond is held as collateral against a TALF loan, which we would assume, in the amount of $11,639,040, with a fixed interest rate of 3.7285% per annum through January 28, 2015. Any prepayment of the loan will not be subject to a prepayment penalty. The balance due at maturity, assuming no payment has been made on its principal in advance of its due date, is $11,639,040.
The face value of the COMM 2006-C7 A4 bond is held as collateral against a TALF loan, which we would assume, in the amount of $12,450,000, with a fixed interest rate of 3.6865% per annum through February 25, 2015. Any prepayment of the loan will not be subject to a prepayment penalty. The balance due at maturity, assuming no payment has been made on its principal in advance of its due date, is $12,450,000.